TRACTOR SUPPLY COMPANY REPORTS THIRD QUARTER 2023 FINANCIAL RESULTS; UPDATES FISCAL 2023 FINANCIAL OUTLOOK

Brentwood, Tenn., October 26, 2023 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States (the “Company”), today reported financial results for its third quarter ended September 30, 2023.

●	Net Sales Increase of 4.3% to $3.41 Billion with a Comparable Store Sales Decline of 0.4%
●	Diluted Earnings per Share Growth of 11.0% to $2.33
●	Underlying Customer Trends Remain Solid with Growth in Active, Reactivated and New Customer Counts for the Quarter
●	Company Reaches Significant Milestones in Its Life Out Here Strategic Initiatives with 35% of Chain in Project Fusion Layout and Completion of More Than 420 Garden Centers

“We delivered solid growth in both net sales and earnings in the third quarter, although our sales performance was softer than our expectations. Given this environment, we have updated our outlook for the year to reflect continued unfavorable seasonal category performance and discerning consumer spending. Our consistent market share expansion and positive customer trends underscore the enduring strength of our business. We are confident in our ability to navigate in the near-term and remain as excited as ever about our bright future. I would like to thank our team for their dedication to our Mission and Values, as this continues to be the key to our customers’ strong loyalty,” said Hal Lawton, President and Chief Executive Officer of Tractor Supply.

“As we near Tractor Supply’s 85th anniversary in December, it serves as a great reminder that we have a long track record of success as a resilient, needs-based retailer. We are committed to continuing to adapt to the current consumer landscape and controlling what we can control. We also remain committed to executing our Life Out Here strategy and laying the foundation for the next 85 years. We believe we have a robust, distinct business model in an attractive market that will continue to be a winning formula,” said Lawton.

Third Quarter 2023 Results
Net sales for the third quarter of 2023 increased 4.3% to $3.41 billion from $3.27 billion in the third quarter of 2022. The increase in net sales was driven by contributions from the acquisition of Orscheln Farm and Home and new store openings. Comparable store sales decreased 0.4%, as compared to an increase of 5.7% in the prior year’s third quarter, driven by a comparable average ticket decline of 0.3% and a flat comparable average transaction count. Comparable store sales performance reflects continued strength in core year-round merchandise, including consumable, usable and edible (“C.U.E.”) products which significantly outpaced the chain average. This performance largely offset declines in demand for seasonal goods and big-ticket items.

Gross profit increased 7.3% to $1.25 billion from $1.17 billion in the prior year’s third quarter, and gross margin increased 101 basis points to 36.7% from 35.6% in the prior year’s third quarter. Gross margin continued to benefit from the Company’s ongoing execution of an everyday low price strategy, complemented by the use of its Neighbor’s Club loyalty program as a value driver in a sustained higher-cost environment. The gross margin rate increase was primarily attributable to lower transportation costs driven by improvement in the global supply chain and efficiencies from a new distribution center, modestly offset by negative product mix.

Selling, general and administrative (“SG&A”) expenses, including depreciation and amortization, increased 5.8% to $909.6 million from $859.4 million in the prior year’s third quarter. As a percentage of net sales, SG&A expenses increased 38 basis points to 26.7% from 26.3% in the third quarter of 2022. The increase in SG&A as a percentage of net sales was primarily attributable to the Company’s planned growth investments, which included higher depreciation and amortization and the onboarding of a new distribution center, as well as higher medical claims and fixed cost deleverage. During the third quarter of 2023, the Company completed its strategically planned sale-leaseback of 10 Tractor Supply store locations, benefiting SG&A by approximately 70 basis points, net of transaction and repair costs. Additionally, the increase in SG&A was partially offset by an adjustment to the useful lives of certain store remodel assets resulting in a one-time benefit to depreciation expense of approximately 35 basis points.

Operating income increased 11.3% to $340.9 million from $306.4 million in the third quarter of 2022.

The effective income tax rate was 23.0% compared to 22.0% in the third quarter of 2022.

Net income increased 8.9% to $255.0 million from $234.1 million. Diluted earnings per share (“EPS”) increased 11.0% to $2.33 compared to $2.10 in the third quarter of 2022. The increase in diluted EPS includes a one-time benefit of $0.08 per share from the adjustment to the useful lives of certain store remodel assets.

The Company repurchased approximately 0.6 million shares of its common stock for $135.4 million and paid quarterly cash dividends totaling $112.0 million, returning $247.4 million of capital to shareholders in the third quarter of 2023.

The Company opened 17 new Tractor Supply stores and four new Petsense by Tractor Supply stores and closed one Petsense by Tractor Supply store in the third quarter of 2023.

Fiscal 2023 Financial Outlook
The Company is updating its fiscal 2023 financial guidance to reflect its performance through the third quarter along with its expectations for the remainder of the year.

For fiscal 2023, the Company now expects the following:

	Updated	Previous
Net Sales	$14.5 billion - $14.6 billion	$14.8 billion - $14.9 billion
Comparable Store Sales	Flat	+1.3% - +2.5%
Operating Margin Rate	10.1% - 10.2%	10.2% - 10.3%
Net Income	$1.10 billion - $1.11 billion	$1.12 billion - $1.15 billion
Earnings per Diluted Share	$10.00 - $10.10	$10.20 - $10.40

The Company continues to forecast capital expenditures for the year in the range of $800 million to $850 million. Capital expenditures reflect the implementation of the development program for new store growth that is fully funded through the sale of existing Company-owned stores. Additionally, capital plans for 2023 include opening a total of approximately 70 Tractor Supply stores, completing the conversion of Orscheln Farm and Home stores to Tractor Supply, continuing Project Fusion remodels and garden center transformations, building its 10th distribution center and opening a total of 10 to 15 new Petsense by Tractor Supply stores. The updated fiscal 2023 guidance also includes the benefits (both realized and expected) of the previously announced sale-leaseback transactions.

Conference Call Information
Tractor Supply Company will hold a conference call today, Thursday, October 26, 2023 at 10 a.m. ET. The call will be webcast live at IR.TractorSupply.com. An investor presentation will be available on the investor relations section of the Company’s website at least 15 minutes prior to the conference call.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the webcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
For 85 years, Tractor Supply Company (NASDAQ: TSCO) has been passionate about serving the needs of recreational farmers, ranchers, homeowners, gardeners, pet enthusiasts and all those who enjoy living Life Out Here. Tractor Supply is the largest rural lifestyle retailer in the U.S., ranking 291 on the Fortune 500. The Company’s more than 50,000 Team Members are known for delivering legendary service and helping customers pursue their passions, whether that means being closer to the land, taking care of animals or living a hands-on, DIY lifestyle. In store and online, Tractor Supply provides what customers need – anytime, anywhere, any way they choose at the low prices they deserve.

As of September 30, 2023, the Company operated 2,198 Tractor Supply stores in 49 states, including 81 stores acquired from Orscheln Farm and Home in 2022 that will be rebranded to Tractor Supply by the end of 2023. For more information on Tractor Supply, visit www.tractorsupply.com.

Tractor Supply Company also owns and operates Petsense by Tractor Supply, a small-box pet specialty supply retailer providing products and services for pet owners. As of September 30, 2023, the Company operated 195 Petsense by Tractor Supply stores in 23 states. For more information on Petsense by Tractor Supply, visit www.Petsense.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, including statements regarding market share gains, positive customer trends, new stores and distribution centers, the Orscheln Farm and Home conversion, property development plans, and financial guidance for 2023, including net sales, comparable store sales, operating margin rates, net income, diluted earnings per share, and capital expenditures. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. Forward-looking statements are usually identified by or are associated with such words as “will,” “would,” “intend,” “expect,” “continue,” “believe,” “anticipate,” “optimistic,” “forecasted” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. As with any business, all phases of our operations are subject to facts outside of our control. These factors include, without limitation, national, regional, and local economic conditions affecting consumer spending; the timing and mix of goods sold; the timing and acceptance of new products; purchase price volatility (including inflationary and deflationary pressures), transportation costs and constraints in the supply chain affecting timing and availability of merchandise inventory; the ability to increase sales at existing stores or on our e-commerce platforms; the ability to manage growth and identify suitable locations; the ability to open new stores in the time, manner, and number currently contemplated; the ability to execute definitive agreements, satisfy closing conditions and close periodically planned sale-leaseback transactions on a timely basis, on favorable terms or at all; economic uncertainty, including rising costs for commodities, raw materials, energy, and finished goods; the ability to successfully manage expenses and to execute our key gross margin enhancing initiatives; the ability to open distribution centers in the anticipated timeframe and within budget; the impact of new stores on our business; competition, including that from online competitors; weather conditions; the seasonal nature of our business; the ability to retain vendors and our reliance on foreign suppliers; the ability to attract, train, and retain qualified employees, as well as increasing labor and benefit costs; rising interest rates; tightening of credit markets; continued domestic impact of global geopolitical unrest; continued disruption and uncertainty in the supply chain and shipping channels, including potential disruption to domestic transportation channels; the impact of public health issues; difficulties in integration of Orscheln Farm and Home; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement of an acquisition; significant increases in costs or significant delays associated with new store openings, remodels, relocations, or conversion of Orscheln stores; our ability to meet our sustainability, stewardship, carbon emission, and Diversity, Equity, and Inclusion related Environmental, Social, and Governance projections, goals, and commitments; the imposition of tariffs on imported products or the disallowance of tax deductions on imported products; potential judgments, fines, legal fees, and other costs; breach of information systems or theft of employee or customer data; effective tax rate changes and results of examination by taxing authorities; the ability to maintain an effective system of internal control over financial reporting and changes in accounting standards, assumptions, and estimates; severe weather and the effects of climate change as well as those factors discussed in the “Risk Factors” section of the Company’s Annual Reports or Form 10-K and other filings with the Securities and Exchange Commission. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share and percentage data)

	Three Months Ended				Nine Months Ended
	September 30, 2023		September 24, 2022		September 30, 2023		September 24, 2022
		% of		% of		% of		% of
		Net		Net		Net		Net
		Sales		Sales		Sales		Sales
Net sales	$3,411,980	100.00%	$3,270,804	100.00%	$10,895,900	100.00%	$10,198,342	100.00%
Cost of merchandise sold	2,161,501	63.35	2,104,989	64.36	6,960,744	63.88	6,589,763	64.62
Gross profit	1,250,479	36.65	1,165,815	35.64	3,935,156	36.12	3,608,579	35.38
Selling, general and administrative expenses	819,311	24.01	772,167	23.61	2,500,704	22.95	2,284,604	22.40
Depreciation and amortization	90,263	2.65	87,236	2.66	289,775	2.66	248,242	2.44
Operating income	340,905	9.99	306,412	9.37	1,144,677	10.51	1,075,733	10.54
Interest expense, net	9,539	0.28	6,226	0.19	34,562	0.32	20,392	0.20
Income before income taxes	331,366	9.71	300,186	9.18	1,110,115	10.19	1,055,341	10.34
Income tax expense	76,365	2.24	66,049	2.02	250,792	2.30	237,499	2.33
Net income	$255,001	7.47%	$234,137	7.16%	$859,323	7.89%	$817,842	8.01%

Net income per share:
Basic	$2.34		$2.11		$7.85		$7.32
Diluted	$2.33		$2.10		$7.81		$7.27

Weighted average shares outstanding:
Basic	108,774		110,861		109,415		111,660
Diluted	109,342		111,560		110,055		112,461

Dividends declared per common share outstanding	$1.03		$0.92		$3.09		$2.76

Note: Percent of net sales amounts may not sum to totals due to rounding.

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 24, 2022	September 30, 2023	September 24, 2022
Net income	$255,001	$234,137	$859,323	$817,842

Other comprehensive (loss) / income:
Change in fair value of interest rate swaps, net of taxes	(924)	3,150	(1,983)	10,953
Total other comprehensive (loss) / income	(924)	3,150	(1,983)	10,953
Total comprehensive income	$254,077	$237,287	$857,340	$828,795

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 30, 2023	September 24, 2022
ASSETS
Current assets:
Cash and cash equivalents	$421,693	$211,241
Inventories	2,834,247	2,678,193
Prepaid expenses and other current assets	278,174	211,941
Income taxes receivable	—	8,430
Total current assets	3,534,114	3,109,805
Property and equipment, net	2,273,646	1,843,324
Operating lease right-of-use assets	3,084,947	2,803,798
Goodwill and other intangible assets	267,329	55,520
Other assets	44,978	99,281
Total assets	$9,205,014	$7,911,728

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,412,186	$1,219,593
Accrued employee compensation	49,957	80,390
Other accrued expenses	454,513	453,747
Current portion of finance lease liabilities	3,304	3,140
Current portion of operating lease liabilities	365,189	333,388
Income taxes payable	33,647	4,942
Total current liabilities	2,318,796	2,095,200
Long-term debt	1,728,255	1,077,926
Finance lease liabilities, less current portion	32,156	35,460
Operating lease liabilities, less current portion	2,848,385	2,608,832
Deferred income taxes	30,006	39,540
Other long-term liabilities	136,285	113,625
Total liabilities	7,093,883	5,970,583

Stockholders’ equity:
Common stock	1,418	1,414
Additional paid-in capital	1,302,268	1,236,161
Treasury stock	(5,347,302)	(4,763,862)
Accumulated other comprehensive income	9,292	12,298
Retained earnings	6,145,455	5,455,134
Total stockholders’ equity	2,111,131	1,941,145
Total liabilities and stockholders’ equity	$9,205,014	$7,911,728

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Nine Months Ended
	September 30, 2023	September 24, 2022
Cash flows from operating activities:
Net income	$859,323	$817,842
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	289,775	248,242
(Gain)/loss on disposition of property and equipment	(27,460)	1,453
Share-based compensation expense	45,150	38,531
Deferred income taxes	8,082	41,977
Change in assets and liabilities:
Inventories	(147,521)	(487,001)
Prepaid expenses and other current assets	(28,647)	(47,823)
Accounts payable	13,554	63,963
Accrued employee compensation	(73,019)	(29,228)
Other accrued expenses	(53,795)	(40,241)
Income taxes	24,176	13,612
Other	28,308	5,003
Net cash provided by operating activities	937,926	626,330
Cash flows from investing activities:
Capital expenditures	(526,723)	(451,154)
Proceeds from sale of property and equipment	57,801	169
Proceeds from Orscheln acquisition net working capital settlement	4,310	—
Proceeds from sale of Orscheln corporate headquarters and distribution center	10,000	—
Net cash used in investing activities	(454,612)	(450,985)
Cash flows from financing activities:
Borrowings under debt facilities	1,767,000	120,000
Repayments under debt facilities	(1,195,000)	(30,000)
Debt discounts and issuance costs	(9,729)	—
Principal payments under finance lease liabilities	(3,606)	(3,288)
Repurchase of shares to satisfy tax obligations	(24,015)	(28,376)
Repurchase of common stock	(480,407)	(608,016)
Net proceeds from issuance of common stock	19,853	15,497
Cash dividends paid to stockholders	(338,219)	(307,951)
Net cash used in financing activities	(264,123)	(842,134)
Net increase/(decrease) in cash and cash equivalents	219,191	(666,789)
Cash and cash equivalents at beginning of period	202,502	878,030
Cash and cash equivalents at end of period	$421,693	$211,241

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$29,011	$16,130
Income taxes cash paid	215,637	184,887
Supplemental disclosures of non-cash activities:
Non-cash accruals for property and equipment	$20,359	$43,984
Increase of operating lease assets and liabilities from new or modified leases	481,177	264,318
Increase of finance lease assets and liabilities from new or modified leases	450	5,143

Selected Financial and Operating Information
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 24, 2022	September 30, 2023	September 24, 2022
Sales Information:
Comparable store sales (decrease)/increase	(0.4)%	5.7%	1.5%	5.5%
New store sales (% of total sales)	4.6%	2.2%	4.6%	2.3%
Average transaction value	$59.26	$59.39	$60.74	$60.00
Comparable store average transaction value (decrease)/increase (a)	(0.3)%	7.0%	1.0%	7.1%
Comparable store average transaction count (decrease)/increase	(0.0)%	(1.3)%	0.4%	(1.6)%
Total selling square footage (000’s)	38,132	33,978	38,132	33,978
Exclusive brands (% of total sales)	29.3%	29.9%	29.5%	29.6%
Imports (% of total sales)	11.0%	11.0%	11.3%	11.4%

Store Count Information:
Tractor Supply (including Orscheln Farm and Home stores)
Beginning of period	2,181	2,016	2,147	2,003
New stores opened	17	11	51	24
Stores closed	—	—	—	—
End of period	2,198	2,027	2,198	2,027
Petsense by Tractor Supply
Beginning of period	192	178	186	178
New stores opened	4	2	10	3
Stores closed	(1)	—	(1)	(1)
End of period	195	180	195	180
Consolidated end of period	2,393	2,207	2,393	2,207

Pre-opening costs (000’s)	$2,743	$2,683	$10,685	$5,072

Balance Sheet Information:
Average inventory per store (000’s) (b)	$1,114.2	$1,110.0	$1,114.2	$1,110.0
Inventory turns (annualized)	3.34	3.53	3.48	3.80
Share repurchase program:
Cost (000’s) (c)	$136,778	$123,626	$491,394	$608,016
Average purchase price per share	$214.45	$193.70	$222.20	$206.95

(a) Comparable store average transaction value changes include the impact of transaction value changes achieved on the current period change in transaction count.
(b) Assumes average inventory cost, excluding inventory in transit.
(c) Effective January 1, 2023, the Company’s share repurchases are subject to a 1% excise tax as a result of the Inflation Reduction Act of 2022. Excise taxes incurred on share repurchases represent direct costs of the repurchase and are recorded as a part of the cost basis of the shares within treasury stock.
Note: Comparable store metrics percentages may not sum to total due to rounding.
Note: With the exception of store count information, new stores sales (% of total sales), total selling square footage, and average inventory per store, all metrics listed above exclude unconverted
Orscheln Farm and Home stores.

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 24, 2022	September 30, 2023	September 24, 2022
Capital Expenditures (millions):
Existing stores	$84.1	$90.4	$246.2	$226.9
New and relocated stores and stores not yet opened	10.8	27.6	72.3	58.9
Information technology	35.3	27.8	86.4	76.9
Distribution center capacity and improvements	46.7	39.2	120.4	85.4
Corporate and other	0.2	0.9	1.4	3.1
Total	$177.1	$185.9	$526.7	$451.2